SUB-ITEM 77K
Changes in registrants certifying accountant:
Fiera Capital Diversified Alternatives Fund (the
Fund)
811-22920
On February 1, 2018, the Board of Trustees of the above-referenced Fund, upon recommendation of the Audit Committee, engaged Deloitte & Touche LLP
(Deloitte) as the independent registered public accounting firm to the Fund. On February 1, 2018,
KPMG LLP (KPMG) was dismissed as the independent registered public accounting firm to the Fund.
KPMGs reports on the Fund for the two most recent fiscal years ended October 31, 2017 and October 31,
2016, contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
For the two most recent fiscal years ended October
31, 2017, and October 31, 2016, and the subsequent interim period through February 1, 2018, (1) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements ; and (2) there were no reportable events of the kind described in Item
304(a)(1)(v) of Regulation S-K.
During the Funds fiscal years ended October 31, 2016
and October 31, 2017 and the period November 1, 2017 to February 1, 2018, neither the Fund, its portfolio, nor anyone on its behalf, consulted with Deloitte on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(v) of said Item 304).
The Registrant has requested that KPMG furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.